                 NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST

                                FINANCIAL STATEMENTS
                                        AND
                            INDEPENDENT AUDITOR'S REPORT

                             DECEMBER 31, 1997 AND 1996

                 NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                                 TABLE OF CONTENTS
                             DECEMBER 31, 1997 AND 1996


REPORT OF LARSON, ALLEN, WEISHAIR & CO., LLP - INDEPENDENT AUDITORS          1

STATEMENTS OF NET ASSETS IN LIQUIDATION                                      2

STATEMENTS OF CASH RECEIPTS AND DISBURSEMENTS                                3

STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION                           4

STATEMENTS OF CASH FLOWS - CASH BASIS                                        5

NOTES TO FINANCIAL STATEMENTS                                                6

                                                                          [LOGO]

                    REPORT OF LARSON, ALLEN, WEISHAIR & CO., LLP
                                INDEPENDENT AUDITORS




Trustee
New Dimensions in Medicine, Inc. Liquidating Trust
Minneapolis, Minnesota

We have audited the accompanying statements of net assets in liquidation of New Dimensions in Medicine, Inc. Liquidating Trust (the "Liquidating Trust") as of December 31, 1997 and 1996, and the related statements of cash receipts and disbursements, changes in net assets in liquidation, and cash flows - cash basis for the year ended December 31, 1997 and from inception date of March 8, 1996 through the period ended December 31, 1996. These financial statements are the responsibility of the Liquidating Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Liquidating Trust's policy is to prepare its financial statements on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the statements referred to above present fairly, in all material respects, the net assets in liquidation of the Liquidating Trust at December 31, 1997 and 1996, and its cash receipts and disbursements and changes in net assets in liquidation and its cash flows - cash basis for the year ended December 31, 1997 and from the inception date through the period ended December 31, 1996, on the basis of accounting described in Note 2.



                                        /s/ Larson, Allen, Weishair & Co., LLP

                                          LARSON, ALLEN, WEISHAIR & CO., LLP
Minneapolis, Minnesota
February 26, 1998

                                          (1)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                    STATEMENTS OF NET ASSETS IN LIQUIDATION
                           DECEMBER 31, 1997 AND 1996



                                         1997             1996
                                     -----------      -----------
Cash and Cash Equivalents            $   531,745      $   555,763
Cash - Restricted                        744,300          744,300
                                     -----------      -----------
   Net Assets                        $ 1,276,045      $ 1,300,063
                                     -----------      -----------
                                     -----------      -----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                      (2)

                      NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                        STATEMENTS OF CASH RECEIPTS AND DISBURSEMENTS
                           FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996



                                                         1997          1996
                                                      ----------    ----------
CASH RECEIPTS
       Interest                                       $   60,064    $   55,024
       Proceeds from Sale of Patents                      35,000            -
       Other                                                   -        34,146
                                                      ----------    ----------
                         Total Cash Receipts          $   95,064    $   89,170

CASH DISBURSEMENTS
       General and Administrative Disbursements          119,082       269,582
                                                      ----------    ----------

CASH DISBURSEMENTS IN EXCESS OF CASH RECEIPTS
  ALLOCABLE TO BENEFICIARIES                          $  (24,018)   $ (180,412)
                                                      ----------    ----------
                                                      ----------    ----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                             (3)

                       NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                       STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION
                           FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                 FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996



Net Assets at Inception, March 8, 1996 (Per Unit: 1996, $.4543)           $  2,011,243

Cash Disbursements in Excess of Cash Receipts Allocable to
 Beneficiaries (Per Unit: 1996, $.0407)                                       (180,412)

Liquidating Distribution (Per Unit: 1996, $.1201)                             (530,768)
                                                                          ------------

NET ASSETS AT END OF YEAR (PER UNIT: 1996, $.2937)                        $  1,300,063

Cash Disbursements in Excess of Cash Receipts Allocable to
 Beneficiaries (Per Unit: 1997, $.0054)                                        (24,018)
                                                                          ------------

NET ASSETS AT END OF YEAR (PER UNIT: 1997, $.2883)                        $  1,276,045
                                                                          ------------
                                                                          ------------


There were 4,426,842 units of beneficial interest outstanding at the beginning and end of the year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.



                                             (4)

                      NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                             STATEMENTS OF CASH FLOWS - CASH BASIS
                           FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                 FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996


                                                                                1997             1996
                                                                             -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
       Cash Disbursements in Excess of Cash Receipts Allocable
         to Beneficiaries                                                    $   (24,018)    $  (180,412)
                                                                             -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Initial Funding of Trust                                              $         -     $ 2,011,243
       Liquidating Distributions Paid                                                  -        (530,768)
                                                                             -----------     -----------
                 Net Cash Provided by Financing Activities                   $         -     $ 1,480,475
                                                                             -----------     -----------


NET (DECREASE)  INCREASE IN CASH AND CASH EQUIVALENTS                        $   (24,018)    $ 1,300,063

Cash and Cash Equivalents - Beginning of Period                                1,300,063               -
                                                                             -----------     -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                    $ 1,276,045     $ 1,300,063
                                                                             -----------     -----------
                                                                             -----------     -----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.



                                               (5)

                      NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                             STATEMENTS OF CASH FLOWS - CASH BASIS
                           FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                 FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996

NOTE 1    ORGANIZATION AND BACKGROUND

          On November 14, 1995, the Board of Directors (Board) of New Dimensions In Medicine, Inc. (NDM) approved the Plan of Complete Liquidation and Dissolution of NDM (Plan of Liquidation).

          On March 8, 1996, NDM executed the Trust Agreement and created NDM Liquidating Trust. The purpose of the NDM Liquidating Trust is to liquidate the remaining assets of NDM, pay all fixed and known liabilities of NDM, and distribute any remaining assets to the holders of the NDM Common Stock of record as of March 12, 1996. On February 17, 1996, the Board approved an Initial Liquidation Distribution to shareholders of record as of February 23 1996. The aggregate distribution totaled $19,119,088 or $4.3189 per share. On March 7, 1996, the Board approved a second liquidation distribution of $.1201 per unit for an aggregate distribution of $530,768.

          The NDM Liquidating Trust shall terminate on the earliest of the following dates: (a) the date that all assets in such NDM Liquidating Trust have been liquidated and the proceeds distributed to the Beneficiaries as provided in the Plan of Liquidation and in the Trust Agreement, (b) the date on which a court of competent jurisdiction enters a Final Order authorizing the termination of such NDM Liquidating Trust, or (c) three years after the Transfer Date. Notwithstanding the foregoing, in the event the Trustee shall have been unable, after reasonable efforts, to liquidate or otherwise dispose of the assets of the NDM Liquidating Trust within the initial three-year term of the Trust Agreement, then the Trustee shall have the right to extend the term of the NDM Liquidating Trust for successive one-year renewal terms until the assets of the NDM Liquidating Trust have been sold or otherwise disposed of in fulfillment of the purpose of the NDM Liquidating Trust. The term of the NDM Liquidating Trust shall in no event exceed fifteen years after the date that the Trust Agreement is executed.


NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION
          The financial statements were prepared on the basis of cash receipts and disbursements. Under this method, cash receipts and related assets were recognized when received, rather than when earned, and cash disbursements were recognized when paid, rather than when the obligation was incurred.

          CASH EQUIVALENTS
          Cash equivalents consist of cash invested in a mutual fund consisting of short-term U.S. Government obligations.



                                         (6)

          INCOME TAXES
          For federal income tax purposes, the transfer of assets and liabilities to the Liquidating Trust and distribution to the shareholders of Units of Beneficial Interest in the Liquidating Trust were treated as a distribution of assets and liabilities by the Company to its shareholders and a contribution by the shareholders of such net assets to the Liquidating Trust in return for Units of Beneficial Interest. The Liquidating Trust is treated as a grantor trust and not as a corporation. Accordingly, any receipts or disbursements of the Liquidating Trust is not taxable to the Liquidating Trust, but is taxable to the Unit holders as if the Unit holders had themselves realized the receipts or disbursements from their undivided interests in the assets of the Liquidating Trust.


NOTE 3    CONTINGENT LIABILITIES - RESERVE FUND

          Under Delaware law, NDM was required, in connection with its dissolution, to pay or provide for payment of all known, fixed and contingent liabilities. Within the liquidation period, NDM set aside a cash Reserve Fund for payment of all known or ascertainable liabilities of the Company, including amounts estimated to be necessary for the payment of estimated expenses, taxes and contingent liabilities.

          If any portion of the Reserve Fund appears to be in excess of remaining liabilities, distributions to stockholders and/or interest holders correspondingly would be increased. Nevertheless, in the event that the amounts set aside in the Reserve Fund prove to be inadequate to pay NDM's liabilities, pursuant to Section 282 of the Delaware General Common Law, the stockholders of NDM may be held personally liable for the payment of any claim against NDM, but such personal liability by statute cannot exceed the lesser of the stockholder's pro rata share of the claim or the amount distributed to such stockholder pursuant to the Plan of Liquidation. In addition, in the event a court determines that NDM failed to pay or to make adequate provision for its liabilities prior to a liquidation distribution, a creditor of NDM could obtain an injunction delaying or diminishing the anticipated liquidation to the stockholders pursuant to the Plan of Liquidation.

          NOVAMEDIX LITIGATION
          Novamedix Limited (Novamedix) commenced an action against NDM on June 10, 1994, alleging infringement on several of Novamedix's patents.

          Novamedix and NDM entered into a settlement agreement on or about March 7, 1996. As a part of the settlement agreement, NDM agreed to the entry of a consent judgment against the company and shipped its footpump and consumable inventory to Novamedix in Texas and paid Novamedix $47,500.



                                         (7)

          Several days after the parties signed the settlement papers, and before the inventory was shipped, an NDM employee informed Novamedix that tests on the footpump slippers indicated that they did not conform to the specifications filed with the Federal Drug Administration (FDA) for the slippers. Subsequently Novamedix moved the federal court in Ohio for an order enforcing the settlement agreement by requiring NDM to pay Novamedix $744,300, the alleged value of the slippers had they complied with the FDA specifications. Novamedix has based its claim on the Uniform Commercial Code's (UCC) implied warranties of fitness and merchantability on the sales of goods.

          The Trustee of behalf of NDM has denied that the slippers constituted consideration for the settlement or that the UCC applies to the transfer of inventory pursuant to the settlement of a patent infringement lawsuit. The Trustee has also argued that the slippers have value, and that Novamedix has no right to sell the slippers in any event absent obtaining its own authority from the FDA at which time the differing specifications would be disclosed and most likely approved.

          The court heard telephonic oral arguments in August of 1996. At December 31, 1996, the Trustee had agreed not to make distributions out of the trust which would reduce the balance below $744,300. Consequently, this amount is shown on the balance sheet as restricted cash.

          On March 20, 1997, the court denied Novamedix's motion. Novamedix appealed the decision.

          TAXES
          The Trust may be liable for income taxes which could arise if the utilization of NDM's net operating loss carryforwards are disallowed to offset the gains realized by NDM upon the sale of NDM's assets. The NDM Board of Directors have estimated that this liability could range from $-0- to $1,000,000.


NOTE 4    HARTMANN ESCROW

          In connection with the sale of assets of NDM's International Wound Care Business, NDM deposited $600,000 into an escrow account (Hartmann Escrow) to ensure payment of NDM's obligation to indemnify the buyer (Hartmann) against certain threatened litigation. The Trustee has the authority to direct investment of the funds in the Hartmann Escrow, and all income on such funds is payable to the Trust. Funds in the Escrow Account will be released when a settlement agreement is reached or February 22, 1998, whichever is earlier. On February 26, 1998 the funds in the escrow were distributed to the Trustee. The amount of the distribution was approximately $665,000.



                                         (8)

NOTE 5    LIQUIDATING DISTRIBUTION

          As a condition to receiving any distributions under the Liquidating Trust Agreement, shareholders of NDM surrendered the instruments representing their NDM common stock to the Trustee. No distributions subsequent to February 23, 1996 have been or will be made to any shareholder who has not surrendered their NDM common stock.

          Any future distributions, including the Second Liquidation Distribution, allocable to a shareholder who has not surrendered or is not deemed to have surrendered their NDM common stock is placed in a segregated account for the benefit of such shareholder. If the holder does not surrender its NDM common stock within 180 days of the date on which the notice of Final Distribution is mailed, all distributions allocable to such shareholder shall be transferred to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution. Such transfer shall comply in all respects with the laws of the State of Delaware. The proceeds of such distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the NDM Trust Estate. At December 31, 1997 and 1996, 20,652 shares of NDM common stock had not been surrendered to the Trustee.

          Initial distribution prior to formation of Trust:


                                                      Distribution
          Record Date          Payment Date             Per Unit          Amount
          -----------          -------------------    -------------    ------------
          February 23, 1996    February 23, 1996             4.3189    $ 19,119,088
                                                                       ------------
                                                                       ------------

          Liquidating distributions have been paid as follows:

                                                      Distribution
          Record Date          Payment Date             Per Unit          Amount
          -----------          -------------------    -------------    ------------
          March 7, 1996        April 16, 1996                0.1201        $530,768
                                                                       ------------
                                                                       ------------


NOTE 6    PATENTS

          The Liquidating Trust has right to various patents which were obtained by NDM. The value, if any, of such patents has not been determined and no value was included as a Trust Asset at December 31, 1996.

          During 1997, the Liquidating Trust entered into an agreement to sell certain patents to another company. The sale price was $35,000 was received and is recorded in income.

                                        (9)